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                                                                  EXHIBIT 3.2(k)

                       ACTION BY UNANIMOUS WRITTEN CONSENT

                          OF THE BOARD OF DIRECTORS OF

                              INFORMIX CORPORATION

                            (a Delaware corporation)


         The undersigned, being all of the members of the Board of Directors (the "Board") of Informix Corporation, a Delaware Corporation (the "Corporation"), and desiring to take action without a meeting by written consent in accordance with the General Corporation Law of the State of Delaware and the Bylaws of the Corporation, do hereby adopt and approve the following resolutions and consent to the actions

REDUCTION IN THE NUMBER OF MEMBERS OF THE BOARD AND AMENDMENT OF BYLAWS

                  WHEREAS, the Board has determined it to be in the best interests of the Corporation to reduce the size of the Board to eliminate the vacancies.

                  NOW, THEREFORE, BE IT RESOLVED, that pursuant to Article Six of the Certificate of Incorporation of the Corporation, the Board hereby approves an amendment to ARTICLE III, SECTION 1, of the Corporation's Bylaws to decrease the fixed number of directors to five (5), the amendment to be effective on December 12, 2000.

                  RESOLVED FURTHER, that effective upon such amendment, ARTICLE III, SECTION 1, of the Bylaws of the Corporation shall be amended and restated as follows:

                           SECTION 1. MANAGEMENT. The property, business and
                  affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The number of Directors of the Corporation (including Directors to be elected by the holders of any one or more series of Preferred Stock voting separately as a class or classes) shall be five (5). As used in these Bylaws, the terms whole Board or whole Board of Directors mean the total number of Directors, which the Corporation would have if there were no vacancies. In addition to the powers and authorities by these Bylaws and the Certificate of Incorporation expressly conferred upon it, the Board of Directors may exercise all such
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                  powers of the Corporation, and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

OMNIBUS RESOLUTION

                  RESOLVED, that the officers of the Corporation, and each of them, are authorized and directed to do or cause to be done any and all such further acts and to execute and deliver any and all such additional documents as they may deem necessary or appropriate in order to carry into effect the purposes and intent of the foregoing resolutions.

                                 *     *      *

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Executed and effective as of December 12, 2000.




                                                /s/LESLIE G. DENEND
                                                --------------------------------
                                                Leslie G. Denend

                                                /s/PETER GYENES
                                                --------------------------------
                                                Peter Gyenes

                                                /s/JAMES L. KOCH
                                                --------------------------------
                                                James L. Koch

                                                /s/THOMAS A. MCDONNELL
                                                --------------------------------
                                                Thomas A. McDonnell

                                                /s/ROBERT M. MORRILL
                                                --------------------------------
                                                Robert M. Morrill